UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

QUANTERIX CORPORATION

 (Name of Registrant as Specified In Its Charter)

KENT LAKE PARTNERS LP
KENT LAKE PR LLC

BENJAMIN NATTER

ALEXANDER G. DICKINSON

BRUCE FELT

HAKAN SAKUL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

On March 11, 2025, Kent Lake Partners issued the following press release and Investor Presentation, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference.

Kent Lake Issues Investor Presentation Detailing Opposition to Quanterix’s Proposed Merger with Akoya Biosciences

Believes Transaction Significantly Undervalues Quanterix

Highlights that Quanterix’s Board is Essentially Rescuing Akoya at the Direct Expense of Quanterix Shareholders

Transaction Would Introduce Unnecessary Risk and Divert Cash and Management Focus Away from Quanterix’s Alzheimer’s Diagnostics Program, a Core Growth Opportunity

Calls on Quanterix Board to Answer Pressing Questions around Valuation, Process and Governance Issues in Connection with Transaction

Urges Shareholders to Vote Against Merger with Akoya to Protect the Future Value of Their Investment

RINCON, Puerto Rico – March 11, 2025 – Kent Lake PR LLC (“Kent Lake”) a holder of 7.25% of the outstanding common stock of Quanterix Corporation (“Quanterix” or the “Company”) (NASDAQ: QTRX), today issued a presentation to Quanterix shareholders in connection to Kent Lake’s opposition to the Company’s proposed transaction (the “Transaction”) with Akoya Biosciences (“Akoya”) (NASDAQ: AKYA).

Kent Lake’s full presentation is available at https://kentlake.s3.us-west-1.amazonaws.com/QTRX-AKYA_KLPRVoteNoDeck.pdf.

Highlights of the presentation include:

•	The Transaction is a bad deal for Quanterix shareholders – The Transaction inexplicably values Akoya nearly 5x higher than Quanterix, despite Quanterix’s superior mix, growth and market opportunity. It is essentially a bailout of Akoya. Quanterix’s shares have declined nearly 40% since the deal announcement.

•	Quanterix ended up bidding against itself for Akoya – As revealed in the S-4 related to the Transaction, other motivated, strategic potential buyers of Akoya walked away due to concerns around profitability, cash burn and leverage, leaving Quanterix as the only bidder. Reading the S-4 raises serious issues about the process that led to this Transaction.

•	The merger introduces unnecessary risk for Quanterix – Expected National Institute of Health funding cuts will further strain Akoya’s business, making Akoya’s balance sheet situation untenable and reinforcing Kent Lake’s belief that Akoya currently has little or no positive equity value.

•	Management is entrenched and conflicted – Certain directors remain on the Quanterix Board of Directors (the “Board”) despite failing to obtain majority voting from shareholders, while others appear to have undisclosed conflicts of interest that compromise their fiduciary duty to Quanterix shareholders, such as Dr. Ivana Magovčević-Liebisch’s director position at a Company with a material interest in Akoya.

•	The Transaction includes a provision where Quanterix would provide Akoya with $30 million in bridge financing absent any clear shareholder mandate – This is an egregious breach of the Board’s fiduciary duty to shareholders.

•	Quanterix has significant potential as a standalone company – The Transaction will divert focus away from Quanterix’s transformational Alzheimer’s testing opportunity, which, if pursued, could unlock substantial value.

In Kent Lake’s view, the incumbent Board can no longer be trusted to represent shareholders’ best interests. That is why Kent Lake recently nominated three highly qualified, independent candidates for election to Quanterix’s Board at the 2025 Annual Meeting of Shareholders. There are clear, superior alternatives for Quanterix on a standalone basis, and Kent Lake believes that abandoning the ill-fated Transaction would allow shareholders to realize greater value creation than combining with Akoya.

About Kent Lake

Kent Lake Partners LP is an investment fund founded by Ben Natter in 2019 with a focus on small and mid-capitalization public equities, particularly in the healthcare space. Mr. Natter has over a decade of successful public healthcare equity investing experience.

Certain Information Concerning the Participants

Kent Lake Partners LP (“Kent Lake Partners”), together with the other Participants (as defined below), intends to file a preliminary proxy statement and an accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for, among other matters, the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Quanterix Corporation, a Delaware corporation (the “Company”).

KENT LAKE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING ITS GOLD PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are currently anticipated to be Kent Lake Partners, Kent Lake PR LLC (“Kent Lake PR”) and Benjamin Natter (collectively, the “Kent Lake Parties”); and Alexander G. Dickinson, Bruce Felt and Hakan Sakul (the “Kent Lake Nominees” and collectively with the Kent Lake Parties, the “Participants”).

As of the date hereof, Kent Lake Partners directly beneficially owned 2,793,405 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”). Kent Lake PR, as the investment adviser and as the general partner to Kent Lake Partners, may be deemed to beneficially own the 2,793,405 shares of Common Stock beneficially owned by Kent Lake Partners. Mr. Natter, as the Managing Member of Kent Lake PR, may be deemed to beneficially own the 2,793,405 shares of Common Stock beneficially owned by Kent Lake Partners. None of the Kent Lake Nominees beneficially own any shares of Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

Investor Contacts

Ben Natter, 415-237-0007

info@kentlakecap.com

Saratoga Proxy Consulting LLC

John Ferguson / Ann Marie Mellone

(212) 257-1311 / (888) 368-0379

info@saratogaproxy.com

Media Contact

Joe Germani / Kendall Heebink

Longacre Square Partners

KentLake@longacresquarepartners.com